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                                                                    Exhibit 23.1





                        INDEPENDENT AUDITORS' CONSENT


HOUSTON INDUSTRIES INCORPORATED:

We consent to the incorporation by reference in this Registration Statement of Houston Industries Incorporated on Form S-8 of our report dated February 29, 1996 (March 26, 1996 as to Note 4 regarding the purported repeal of the Illinois Retail Rate Law) (which expresses an unqualified opinion and includes an explanatory paragraph regarding the changes in methods of accounting in 1994 for the Employee Stock Ownership Plan and postemployment benefits), appearing in the Annual Report on Form 10-K of Houston Industries Incorporated for the year ended December 31, 1995.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Houston, Texas

May 22, 1996